Effective at the close of business on May 18, 2007,
the Fund acquired the net assets of Atlas
Growth Opportunities Fund in a tax-free exchange
for Class A shares of the Fund. Shares were
issued to shareholders of Atlas Growth
Opportunities Fund at an exchange ratio of 1.33
forClass A shares of the Fund. On the same date,
 the Fund also acquired the net assets of Atlas
Strategic Growth Fund in a tax-free exchange for
 Class A shares of the Fund. Shares were issued
to shareholders of Atlas Strategic Growth Fund
at an exchange ratio of 0.81 for Class A shares of
the Fund. The aggregate net assets of the Fund
immediately prior to the acquisitions were
$2,009,952,035.
The value of net assets acquired,
unrealized appreciation acquired and number of
shares issued
were as follows:
Acquired  Value of Net   Unrealized    Number of
Fund      Assets Acquired Appreciation   Shares
                                         Issued
Atlas Growth
Opportunities
Fund $ 434,721,074 $ 98,150,126 22,607,238 Class A

Atlas Strategic
Growth
Fund  89,590,203 15,433,119 4,659,035 Class A




The aggregate net assets of the Fund immediately after hese acquisitions were $2,534,263,312.